Exhibit 99.1

POLICY POL-14

POL-14
Issue Date
June 9, 2009

Consultant Services

1.	General

The company prefers to use its own employees in the conduct of business. The company may, however, engage consultants (including professional services and international service contractors) to acquire specialized knowledge or abilities that are not reasonably available within the company.

2.	Requirements

The company will engage consultants by written agreement only in accordance with this Policy and applicable Boeing procedures.

The company, its employees and consultants will observe all applicable laws and act only and always on a legitimate and ethical business basis. No employee, representative, or consultant will offer or use company funds, property or credits, directly or indirectly, for a payment or gift under circumstances where such payment or gift would constitute a bribe, kickback, or illegal payment or create the appearance of such.

When management determines it is advisable to use an international service contractor, such contractor must be retained in accordance with applicable Boeing procedures, subject (to the extent required by such procedures) to prior approval of each appointment by the Chief Executive Officer of The Boeing Company or delegate. Any amendment that changes the requirement for such approval by the Chief Executive Officer or delegate must have prior approval from the Board of Directors of The Boeing Company.

3.	Responsibilities

Business Units and other organizations of The Boeing Company will maintain records which properly reflect all financial transactions with respect to consultants and international service contractors and will not use or establish any fund or account, with respect to such consultants or international service contractors, outside normal accounting channels. With respect to international service contractors, an annual review of compliance with this policy will be presented to the Board of Directors.

POLICY POL-14

4.	Application to Subsidiaries

Subsidiaries, subject to PRO-6470, “Legal Entities,” will adopt this Policy and associated compliance procedures by Subsidiary Board Resolution as follows:

Those subsidiaries for which employee services, processes, and financial accounting are the same as for the Boeing Business Units identified in POL-1, to which the subsidiary reports, shall adopt all applicable Procedures authorized by this Policy. All other subsidiaries (domestic and international) shall assure that there are processes in place for compliance with the following laws and regulations:

A.	The Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and

B.	Other laws and regulations applicable to their business activities (including for international subsidiaries, Articles 3, 5a) and 5 b) of the Convention on the Organisation for Economic Co-operation and Development of 14 December 1960.